Exhibit 1

STOCK EXCHANGE AGREEMENT

This STOCK EXCHANGE AGREEMENT (the “Agreement”), is entered into as of March 31, 2011 (the “Effective Date”), by and among LECG CORPORATION, a Delaware corporation (the “Company”), with an address at 80 Lancaster Avenue, Devon, Pennsylvania 19333, GREAT HILL EQUITY PARTNERS III, LP, with an address at 1 Liberty Square, Boston, Massachusetts 02109 (“GHEPIII”), and GREAT HILL INVESTORS, LLC, with an address at 1 Liberty Square, Boston, Massachusetts 02109 (“GHI” and each of GHEPIII and GHI, a “Stockholder” and, together, the “Stockholders”).

WITNESSETH:

WHEREAS, pursuant to a Stock Purchase Agreement by and among LECG Corporation, Great Hill Equity Partners II, LP and Great Hill Investors, LLC, dated as of August 17, 2009, the Stockholders invested $25 million in cash in the Company in exchange for 6,313,131 shares of Series A Convertible Redeemable Preferred Stock of the Company, par value $0.001 per share, (the “Shares”) which are convertible into shares of common stock of the Company and provide a cumulative 7.5% annual dividend, payable in additional shares of Series A Convertible Redeemable Preferred Stock or, at the Company’s option, in cash.

WHEREAS, as of March 24, 2011, dividends having an aggregate value of $2,001,885 have accrued on the Shares and are due and payable to the Stockholders;

WHEREAS, GHEPIII desires to exchange 3,772,168 Shares having an aggregate liquidation preference of $14,937,789 (the “GHEP Exchange Shares”) and to relinquish its rights to $1,196,149 of accrued but unpaid dividends on the Exchange Shares (the “GHEP Exchange Shares Accrued Dividend”), at an exchange rate of $0.30 per Share for 53,779,795 newly issued shares of common stock of the Company (the “GHEP Common Shares”); and

WHEREAS, GHI desires to exchange 15,710 Shares having an aggregate liquidation preference of $62,211 (the “GHI Exchange Shares”, and together with the GHEP Exchange Shares, the “Exchange Shares”) and to relinquish its rights to $4,982 of accrued but unpaid dividends on the Exchange Shares (the “GHI Exchange Shares Accrued Dividend”), at an exchange rate of $0.30 per Share for 223,975 newly issued shares of common stock of the Company (the “GHI Common Shares”, and together with the GHEP Common Shares, the “Common Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual premises and covenants contained herein, the parties, intending to be legally bound, hereby agree as follows:

1. Share Exchange. Subject to the terms and conditions of this Agreement, (a) GHEPIII hereby sells, transfers and assigns to the Company the GHEP Exchange Shares and hereby relinquishes all rights to the GHEP Exchange Shares Accrued Dividends and, in exchange therefor, the Company shall issue, sell, transfer and assign to GHEPIII 53,779,795 GHEP Common Shares; and (b) GHI hereby sells, transfers and assigns to the Company the GHI Exchange Shares and hereby relinquishes all rights to the GHI Exchange Shares Accrued Dividends and, in exchange therefor, the Company shall issue, sell, transfer and assign to GHI 223,975 GHI Common Shares.

2. Representations and Warranties of the Company. The Company hereby represents and warrants that:

(a) Corporate Existence and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted. The Company is qualified to transact business in each jurisdiction in which the failure to be so qualified would have a material adverse effect on its business or properties.

(b) Authority; Enforcement. The Company has all requisite power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, or moratorium or similar laws affecting the rights of creditors generally and application of general principles of equity. The issuance of the Common Shares hereunder has been duly and validly authorized by all requisite corporate action of the Company and when issued in accordance with this Agreement, the Common Shares will be validly issued, fully paid and non-assessable.

(c) No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture, patent, license or instrument to which the Company or any of its subsidiaries is a party or (ii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected.

(d) No Consent or Approval Required. No consent, approval or authorization of, or filing with, any third party, including the Company and any governmental or regulatory authority, is required for the valid authorization, execution and delivery by the Company of this Agreement.

3. Representations and Warranties of the Stockholders. The Stockholders hereby represent and warrant that:

(a) Authority; Enforcement. The Stockholders have all requisite power and authority to enter into and perform this Agreement, to consummate the transactions contemplated hereby and to exchange the Exchange Shares in accordance with the terms hereof. This Agreement constitutes a legal, valid and binding obligation of Stockholders, enforceable against the Stockholders in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, or moratorium or similar laws affecting the rights of creditors generally and application of general principles of equity.

(b) No Conflicts. The execution, delivery and performance of this Agreement by the Stockholders and the consummation by the Stockholders of the transactions contemplated hereby will not (i) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture, patent, license or instrument to which the Stockholders are parties, or (ii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Stockholders or by which any property or asset of the Stockholders is bound or affected.

(c) Accredited Investor. The Stockholders are “accredited investors” as such term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). Christopher S. Gaffney, a manager of the Stockholders, is a current member of the Company’s Board of Directors.

(d) Access to Information. The Stockholders have had an opportunity to meet with the Company’s management to ask questions and the Stockholders were given full access to all documentation which the Company possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of the information furnished to the Stockholders. All such questions, if asked, have been answered satisfactorily and all such documentation, if examined, was found to be fully satisfactory.

(e) Sophistication; Experience. The Stockholders have such knowledge and experience in financial and business matters that the Stockholders are capable of evaluating the merits and risks of an investment in the Company, that the Stockholders are able to bear the economic risks of such investment for an indefinite period of time and that at the present time the Stockholders could afford a complete loss of such investment. An investment in the Common Shares is speculative and involves a risk of the entire investment.

(f) No Consent or Approval Required. No consent, approval or authorization of, or filing with, any third party, including the Company and any governmental or regulatory authority, is required for the valid authorization, execution and delivery by the Stockholders of this Agreement.

(g) Title to Exchange Shares. The Stockholders are the lawful owners of, and have good and valid record and marketable title to, all of the Exchange Shares and the Stockholders have the full right to sell, convey, transfer, assign and deliver the Exchange Shares without the need to obtain the consent or approval of any third party. The Exchange Shares are entirely free and clear of any security interests, liens, claims, charges, options, mortgages, debts, conditional sales agreements, encumbrances of any kind, and material defects as to title.

(h) Holding Period. The Stockholders purchased and fully paid for the Exchange Shares, in accordance with Rule 144 of the Securities Act, for a period greater than six (6) months.

4. Affirmative Covenants.

(a) Delivery of Exchange Shares Certificates. Simultaneous with the execution of this Agreement, the Stockholders shall deliver to the Secretary of the Company, as Escrow Agent, any and all certificates and documents, duly endorsed, representing all of the Exchange Shares. Such certificates and documents shall be held in escrow by the Escrow Agent until the Effective Date of this Agreement (which shall be the date that Common Shares certificates are delivered to the Stockholders in exchange for such Exchange Shares). On the Effective Date, the Escrow Agent shall deliver to the Company’s transfer agent instructions (such instructions shall be provided to the Escrow Agent by the Stockholders) whereby the Company’s transfer agent is instructed to deliver the Common Shares to a broker-dealer designated by the Stockholders with restrictive legend. Such Common Shares shall be free and clear of all liens, restrictions, encumbrances, charges, security interests and adverse claims of every kind and character, other than restrictions imposed by federal and state securities laws and this Agreement and shall be legally and validly issued, duly authorized, fully paid and non-assessable.

(b) Further Assurances. The parties agree that they will at any time and from time to time after the Effective Date, upon request of the other party and at such requesting party’s expense, use commercially reasonable efforts to do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required to carry out the purposes of this Agreement.

5. Miscellaneous.

(a) Amendments. Any provision of this Agreement may, subject to applicable law, be amended only with the written consent of the Company and each of the Stockholders.

(b) Waiver. Neither the failure nor any delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

(c) Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any right, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(d) Governing Law. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles.

(e) Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

(f) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if each provision were so excluded and shall be enforceable in accordance with its terms.

(g) Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures.

(h) Entire Agreement. This Agreement constitutes the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, written or oral, relating to such subject matter.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

LECG CORPORATION

By:	/s/ Yuri Rozenfeld
Name:	Yuri Rozenfeld
Title:	Executive Vice President

GREAT HILL EQUITY PARTNERS III, LP

By:	Great Hill Partners GP III, LP,
its General Partner

By:	GHEP III, LLC, its General Partner

By:	/s/ Christopher S. Gaffney
Name:	Christopher S. Gaffney
Title:	A Manager

GREAT HILL INVESTORS, LLC

By:	/s/ Christopher S. Gaffney
Name:	Christopher S. Gaffney
Title:	A Manager

[Signature Page to Stock Exchange Agreement]